FOR IMMEDIATE RELEASE

Contact:   Carol DiRaimo
           Vice President of Investor Relations
           (913) 967-4109

           Applebee's International Declares Increased Annual Dividend

OVERLAND PARK, KAN., December 7, 2006 -- Applebee's International, Inc. (Nasdaq:APPB) announced today that the company's Board of Directors has declared an annual dividend of 22 cents per share. The dividend is payable January 22, 2007, to shareholders of record as of December 22, 2006. This is the company's 17th consecutive annual dividend and represents an increase of 10 percent over last year's dividend of 20 cents per share.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. There are currently 1,919 Applebee's restaurants operating system-wide in 49 states and 17 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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